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                          COMPETITIVE DEFAULT SERVICES
                             COORDINATION AGREEMENT


     This Competitive Default Services Coordination Agreement (this "Agreement"), dated October 18, 2000, is entered into by and between PECO Energy Company, a Pennsylvania corporation and electric distribution company (the "Company"), and The New Power Company, Inc., a Delaware corporation (the "CDS Provider"). (Each individually referred to as a "Party" and collectively as the "Parties"). All terms used in this Agreement that are not otherwise defined herein shall have the meaning provided in the Electric Generation Supplier Coordination Tariff of PECO Energy Company (the "Supplier Tariff").

BACKGROUND: WHEREAS,

A. The Company acts as the default provider of last resort for electric customers in its service territory;

B. On August 24, 2000, the Company issued a Request for Proposal for Bilateral Agreements for Competitive Default Service ("CDS"), issued pursuant to the Company's Joint Petition for Settlement of its Electric Restructuring Case, dated April 29, 1998, as modified by its Joint Petition for Settlement of A Plan of Corporate Restructuring and Merger, dated March 23, 2000;

C. CDS Provider submitted to the Company a bid to provide CDS to the CDS Customers (as defined in Section 5 below);

D.   The Company has selected CDS Provider as the winning bidder to provide CDS;
     and

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E.   The Parties wish to set forth herein the terms and conditions pursuant to which CDS Provider shall provide CDS.

F. NOW, THEREFORE, in consideration of the mutual covenants, representations and agreements hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:


1. The Parties acknowledge that the approval of this Agreement without modification by the Pennsylvania Public Utility Commission (the "Commission") is a condition precedent to the Parties' respective obligations hereunder, and the Parties shall cooperate in good faith to promptly secure such approval. Such approval also shall include a confirmation by the Commission that: (i) the 299,300 residential customers assigned to CDS in accordance with the provisions of Section 5 of this Agreement shall be included in calculating the required thirty-five percent (35%) market share threshold as set forth in Paragraph 39 of the Company's April 29, 1998 Restructuring Settlement; (ii) the CDS Provider shall not, by reason of the exercise of its rights and the performance of its obligations under this Agreement, be considered a "public utility" within the meaning of 66 Pa. C.S.A. Section 102, but rather shall be subject to those rules and regulations applicable to an "Electric Generation
     Supplier" and "electric supplier" within the meaning of 66 Pa. C.S.A.
     Section 2803, as may be modified by this Agreement; and (iii) the proposed operational procedures for the CDS Provider set forth in Exhibit
     A hereto are consistent with those provisions of the competitive safeguards and/or code of conduct set forth in 52 Pa. Code Section
     54.122. In the event that the

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     Commission has not rendered such approval on or before November 1,
     2000, but subsequently does issue such approval, (i) the date for commencement of the CDS Term, as specified in Section 4 hereof, (ii) the date provided herein under Section 6 by which CDS Customers must be notified of their selection for CDS, and (iii) the dates specified in
     Section 7 with respect to a failure by the CDS Provider to enroll certain CDS Customers, shall each be extended on a day-for-day basis until such Commission approval is received. Notwithstanding the foregoing, in the event that the Commission has not so approved this Agreement on or before November 30, 2000, the CDS Provider shall have the right, exercisable within 20 business days of such date upon the furnishing of written notice to the Company, to terminate this Agreement. Furthermore, if the Commission rejects this Agreement, this Agreement shall be deemed to automatically terminate. In either of such cases, such termination shall be without liability of either Party to the other, PROVIDED that the failure to achieve such Commission approval or the rejection by the Commission, as the case may be, shall not be the result of a breach by either Party of a covenant or other obligation of it under this Agreement.

2. Throughout the CDS Term (as defined below), on behalf of the CDS Provider, the Company agrees to perform those customer care functions listed on Exhibit B hereto, as well as any additional customer care functions the Commission may require the Company to provide for or on account of the CDS Customers.

3. Throughout the CDS Term, the CDS Provider agrees to perform those customer care functions listed on Exhibit B hereto, as well as any additional customer care

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     functions the Commission may require the CDS Provider to provide for the
     CDS Customers.

4. Throughout the CDS Term, the CDS Provider shall provide electric generation supply to CDS Customers at the prices identified in Exhibit C attached hereto ("CDS Prices"). The "CDS Term" means, with respect to each CDS Customer, the period commencing on the first meter reading date occurring after January 1, 2001 applicable to such CDS Customer (as may be extended as contemplated by Section 1 hereof due to any delay in the satisfaction of the condition precedent with respect to Commission approval of this Agreement subsequent to November 1, 2000, as described therein) and continuing through the last meter reading date occurring prior to February 1, 2004 applicable to such CDS Customer. Any delay in the commencement of the CDS Term shall not result in an extension of the scheduled expiration date of such term.

5. Not later than October 24, 2000, the Company shall cause 299,300 residential customers (rate classes R, RH, OP and CAP) who are then receiving generation supply service from the Company (i.e., non-shopping customers) to be selected for assignment to the CDS Provider ("CDS Customers"). CDS Customers shall be drawn exclusively from a list provided in advance to the CDS Provider, which list shall be prepared by the Company and certified by it to be accurate and complete, of all of the Company's non-shopping residential customers, pursuant to a random selection process employed by a neutral, independent third party who has expertise in the use of established statistical procedures for random selection (the "Statistical Expert"). The Parties intend that the use of such selection process

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     is designed to result in a selection of customers that is generally proportionate among rate classes, load sizes and other similar customer characteristics when compared to the Company's existing pool of non-shopping residential customers, PROVIDED that the Parties acknowledge that there is no guarantee that the actual results of such random selection process will achieve such a result. Prior to the commencement of the selection process, the Company agrees to provide the CDS Provider with the same information as is provided to the Statistical Expert. Representative(s) of the CDS Provider shall be entitled to review with the Statistical Expert the methodology and procedure he or she shall use to perform the random selection process prior to such selection and to observe the implementation of the selection process by the Statistical Expert. Not later than 1 business day following the selection by the Statistical Expert, the Company shall provide to the CDS Provider a comprehensive list, certified by the Company to be accurate and complete, showing the detailed account information (including account number and rate class) for all 299,300 accounts that were selected by the Statistical Expert. The CDS Provider shall have 5 business days from the receipt of the list described in the foregoing sentence to verify the accuracy of the records of the Company and the Statistical Expert with respect to the implementation of such selection process. Such 5 business day verification period shall not extend the dates set forth in Section 6 below with respect to mailing notices to the CDS Customers unless such verification process results in the need for the reselection of such customers due to an error in the selection process.

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6.   Not later than 20 days after the selection of CDS Customers pursuant to
     Section 5 above, such CDS Customers shall be notified in writing by the CDS Provider of their selection for CDS, PROVIDED that the CDS Provider shall stagger the mailing of such notices over a period of approximately 5 business days with the objective of attempting to stagger the number of calls the Company and/or the CDS Provider may receive with respect to such notices. The notice shall include: (1) the CDS Terms and Conditions (defined below) and (2) a card with a negative check-off box that enables the customers assigned to CDS to opt out of CDS by so indicating on the card and returning to the CDS Provider within 14 days from the date of the last mailing of such notices. Not later than 5 business days after the expiration of the opt out period described in the preceding sentence, the CDS Provider shall submit to the Company a flat file consisting of all account numbers for assigned customers who have chosen to opt out of CDS. The "CDS Terms and Conditions" shall be prepared by the Company in such a manner as to educate CDS Customers about CDS. Not later than 5 days after the selection of CDS Customers pursuant to Section 5 above, (i) the CDS Provider shall provide the Company with a draft of its proposed notice and
     (ii) the Company shall provide the CDS Provider with a copy of its proposed CDS Terms and Conditions. Each Party shall have 3 days to review and approve such items, PROVIDED that such approvals shall not be unreasonably withheld.

7.

     (a) The Parties shall diligently pursue all of the actions required of them to enable the Parties to satisfy the timelines set forth in this Agreement. In

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          the event the CDS Provider encounters logistical difficulties or events beyond its control with respect to enrolling CDS Customers within the time period contemplated by this Agreement, the Parties agree to work cooperatively to resolve any such difficulties as soon as reasonably possible and, to the extent applicable, take such actions as provided in this Section 7. The CDS Provider at all times shall not give preference to any group or groups of customers or rate classes in effecting the enrollment of CDS Customers.

     (b) If notwithstanding each Party's diligent efforts to enroll all the CDS Customers effective as of the respective customers' first meter reading date on or after January 1, 2001 (such date, I.E., January 1, 2001, is subject to extension as provided in Section 1), a CDS Customer's enrollment is delayed beyond such meter reading date, and such delay in enrollment is not the result of a legal impediment preventing or prohibiting the commencement of enrollment for CDS Customers (as further described in Section 8 below) or other event beyond the control of the CDS Provider, then the CDS Provider shall, as soon as reasonably possible once such CDS Customer is enrolled in CDS, credit (in its CDS charges) any CDS Customer whose enrollment in CDS has been so delayed for the amount of lost savings such customer would otherwise have realized as a result of this Agreement if such customer had been timely enrolled in CDS; PROVIDED HOWEVER, that if such delay in enrollment is a result of the Company's failure to comply with the terms of this Agreement or the

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          Supplier Tariff, the Company, and not the CDS Provider, shall be required to credit any such CDS Customers with such lost savings. Any payments or credits to a CDS Customer pursuant to this Section 7(b) shall terminate as of the earlier of (i) the date such CDS Customer is enrolled in CDS or (ii) the date as of which such CDS Customer receives a payment from the CDS Provider reflecting such customer's projected lost savings pursuant to Section 7(d) below.

     (c) If a delay in the enrollment of a CDS Customer which is not the result of a failure on the part of the Company results in such customer not being enrolled for CDS effective as of such customer's first meter reading date on or after March 1, 2001 (such date, I.E., March 1, 2001, is subject to extension as provided in Section 1), such delay in enrollment shall not be considered a default under this Agreement so long as the CDS Provider shall pay to the Company, with respect to each such CDS Customer, as liquidated damages and not as a penalty, 50 cents per day per customer for each day after such meter reading date that such customer remains on Default PLR Service (as defined below). The CDS Provider shall pay any amounts due pursuant to this Section 7(c) to the Company within 20 days after the end of the month in which such amounts become due.

     (d) If a delay in the enrollment of a CDS Customer which is not the result of a failure on the part of the Company results in such customer not being enrolled for CDS effective as of the customer's first meter reading date on or after May 1, 2001 (such date, I.E., May 1, 2001, is subject to extension

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          as provided in Section 1): (A) the CDS Provider shall pay to each such
          CDS Customer that is not yet enrolled in CDS, as liquidated damages and not as a penalty, the projected lost savings such CDS Customer would have realized as a result of this Agreement over the entire
          CDS Term (less any amount of lost savings previously received by such customer in accordance with Section 7(b) above), such amount to be determined based on average kWh levels, the Company's then applicable shopping credit and the savings percentage reflected on Exhibit C for the applicable rate class of the affected CDS
          Customer; and (B) any such customers shall no longer be considered
          CDS Customers for purposes of this Agreement and such customers shall remain on the Company's Default PLR Service.

     (e) In the event that as of the first meter reading date after May 1, 2001 (such date, I.E., May 1, 2001, is subject to extension as provided in Section 1) less than 85% of the CDS Customers (adjusted to reflect any customers that have notified the Company or the CDS Provider of their desire to switch to an EGS or to return to Default PLR Service) have been enrolled in CDS, the CDS Provider shall be deemed to be in default and the Company shall have the right to be reimbursed for its actual, direct damages resulting from the delay in switching over such customers and shall be entitled to draw upon the Surety Bond as contemplated pursuant to Section 18(a), and in such event, the CDS Provider shall no longer owe the Company the liquidated damages specified pursuant to Section 7(c) above.

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     (f)  The Company shall periodically report to the Commission on the status of the enrollment by the CDS Provider of the CDS Customers. Such reports shall be furnished by the Company to the CDS Provider for its review and consultation prior to submission to the Commission.

8. If, notwithstanding each Party's diligent efforts to effect the implementation of this Agreement, the commencement of the enrollment of CDS Customers has been prevented or prohibited as of the last meter reading date prior to April 1, 2001 (other than as a result of a breach by a Party of its obligations under this Agreement), as a result of a preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by any governmental, regulatory or administrative agency or commission, or any law or executive order promulgated or enacted by any governmental authority, then such Party shall have the right, exercisable within 10 business days of such date upon the furnishing of written notice to the other Party, to terminate this Agreement. In such case, such termination shall be without liability of either Party to the other and the CDS Provider shall be entitled in such event, if the Surety Bond as defined in Section 18(a) shall have been furnished and/or the Escrow Account as defined in Section 18(b) funded, to terminate the Surety Bond and to the return of all collateral in the Escrow Account without delay.

9. The CDS Provider shall provide CDS during the CDS Term to each CDS Customer until the earlier of: (1) the date any such CDS Customer switches to another EGS, including any affiliated or divisional EGS of the CDS Provider, or returns to default provider of last resort service ("Default PLR Service") provided

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     by the Company; (2) the date on which the account with respect to such CDS
     Customer becomes inactive; or (3) the end of the CDS Term with respect to such CDS Customer.

10. Throughout the CDS Term, any CDS Customer shall be entitled to switch to another EGS or return to Default PLR Service at any time without penalty or charge. Once such customer makes such a switch, such customer cannot return to CDS. Upon the expiration of the CDS Term, the Parties agree to cooperate in good faith to ensure a reasonably smooth transition of CDS Customers to any new provider of CDS, any EGS or back to Default PLR Service, as the case may be.

11. The procedures for data exchanges between the Company and the CDS Provider shall be as provided in the Supplier Tariff and as generally described in Exhibit D attached hereto.

12. If, as of October 15, 2002, the number of CDS Customers is less than twenty percent (20%) of the sum of all residential customers currently receiving distribution service from the Company (including residential customers receiving CDS or service from another EGS), the Company shall allocate to the CDS Provider that number of the Company's residential customers that are then receiving Default PLR Service which, when added to the number of CDS Customers as of October 15, 2002, provides for a total number of CDS Customers equal to twenty percent (20%) of the sum of all residential customers currently receiving distribution service from the Company (including residential customers receiving CDS or service from another
     EGS). The CDS Provider shall notify

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     such new CDS Customers of their selection pursuant to a schedule agreed upon by the Parties. The selection and notice procedures used with respect to such new CDS Customers shall be substantially similar to those specified in Sections 5 and 6 hereof with respect to the initial selection of CDS Customers.

13. The CDS Provider shall separately account in its books and records for the CDS Customers vis-a-vis any other customers the CDS Provider may be serving as an EGS. CDS Customers shall have different Dun's numbers (Dun's+4) from those used by the CDS Provider for its other customers. The CDS Provider shall separately schedule its load requirements with the Company and shall use different mailboxes on the SUCCESS website with respect to CDS Customers vis-a-vis any other customers the CDS Provider may be serving as an EGS.

14. The Company shall provide Consolidated EDC Billing with respect to all CDS Customers and the CDS Provider shall submit its customer charges to the Company in accordance with the Competitive Billing Specifications Rider to the Supplier Tariff. The Company shall use the same procedures and apply the same standard of care with regard to billing services and customer care for the CDS Provider as it does for any EGS that has elected Consolidated EDC Billing. The CDS Provider shall not be entitled to any credits as may be contemplated by Appendix J of the Company's April 29, 1998 Restructuring Settlement. Notwithstanding the provisions of Sections 11 and 15 of the Competitive Billing Specifications Rider, delinquent CDS Customers shall not be converted to separate EDC/EGS Billing, nor will the collection policies provided therein apply. Regardless of any such customer delinquency or the length thereof, the Company

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     shall continue to pay the CDS Provider the amounts due to it in respect of the supply of generation service to such customer. Relevant provisions of the Supplier Tariff and this Agreement shall remain in effect following the end of the CDS Term in order to facilitate final billing and collection of amounts due under this Agreement.

15. Pursuant to Chapter 56 regulations, only the Company shall be entitled to terminate service to CDS Customers for failure to pay CDS charges. Furthermore, Rule 14 of the Supplier Tariff shall not apply with respect to CDS Customers. The CDS Provider may not discontinue service to CDS Customers and the Company will not give effect to any drop transaction submitted by the CDS Provider.

16. Notwithstanding any language in Rule 19.5 of the Supplier Tariff to the contrary, the CDS Provider shall not have the right to terminate service hereunder because of a change in applicable rules, regulations, tariffs or orders.

17. Consistent with Paragraph 38b of the Company's April 29, 1998 Restructuring Settlement, during the first year of the CDS Term not less than two percent (2%) of the energy provided by the CDS Provider to supply CDS Customers shall be generated from renewable resources (including solar, wind, sustainable biomass (including landfill gas but excluding incineration of municipal solid waste) geothermal or ocean power), and during each successive year of the CDS Term such percentage shall be increased by one-half percent (0.5%); PROVIDED, that the CDS Provider shall be entitled to petition the Commission for relief from the

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     provisions of this Section 17 in the event that the CDS Provider can establish that the cost of providing power from such renewable resources increases the cost of the total quantity of energy supplied for CDS by more than two percent (2%).

18. Grant of Security Interest; Remedies. Sections 12.4, 12.5, 12.6 and 12.7 of the Supplier Tariff shall not apply to this Agreement and, instead, are replaced in their entirety with the following:

     (a) The CDS Provider grants to the Company a surety bond in the amount of two and a half million dollars ($2.5 million) (the "Surety Bond") in a form reasonably satisfactory to the Company to secure its payments, charges, costs, expenses and liabilities resulting from, or in any way related to, the CDS Provider's failure to perform its obligations hereunder. The Surety Bond must be provided to the Company no later than 10 business days after the satisfaction of the condition precedent set forth in Section 1 with respect to the approval by the Commission of this Agreement. Upon, or at any time after, the occurrence of a Default (other than a Material CDS Provider Default as defined below) by the CDS Provider under this Agreement, the Company shall be entitled to draw on the Surety Bond to the extent necessary to pay or reimburse the Company for any actual damages or losses reasonably documented by the Company and suffered by it as a result of such Default by the CDS Provider. In the event of a Material CDS Provider Default by the CDS Provider, the Company may elect to effect an early termination of this Agreement and in such case it shall be entitled to draw on the full amount of the Surety Bond or any

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          remaining portion thereof as liquidated damages pursuant to and in accordance with Section 18(b)(i).

     (b) To further secure the Company in the event of a Material CDS Provider Default, the CDS Provider agrees to fund an escrow account in the amount of fifty million dollars ($50 million), as may be adjusted on an annual basis pursuant to the adjustment mechanism specified in Exhibit E hereto (the "Escrow Account"). The Escrow Account shall be funded by the CDS Provider no later than 10 business days after the satisfaction of the condition precedent set forth in Section 1 with respect to the approval by the Commission of this Agreement. The escrow agent shall pay interest or other earnings accruing on the Escrow Account to the CDS Provider at least quarterly. The Parties shall agree on the form of the escrow agreement for the Escrow Account within 7 business days of the date of this Agreement. Upon the request of the CDS Provider at any time during the CDS Term, the Company shall permit the CDS Provider to substitute as security for the Escrow Account a letter of credit issued by a commercial bank or other independent financial institution having a rating of at least A- by Standard and Poor's or A3 by Moody's (the "Letter of Credit") or a corporate guaranty from a party having a credit rating for its senior unsecured debt of at least BBB by Standard and Poor's or Fitch's or Baa2 by Moody's (the "Guaranty"), in either case for a term corresponding to the remaining period of the CDS Term, in an amount equal to the amount of the Escrow Account at the time of substitution (and subject to

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          the annual adjustment required by Exhibit E) and containing other material terms and conditions that shall be reasonably acceptable to the Company, PROVIDED that the Escrow Account shall be maintained and shall remain in effect until such time as any substitution therefor takes effect.

          (i) Upon the occurrence of a Material CDS Provider Default by the CDS Provider, the Company may elect, to the extent such Material CDS Provider Default shall be continuing and upon 5 days written notice to the CDS Provider, to effect an early termination of this Agreement. In such case, the Company shall be entitled to draw, as liquidated damages and not as a penalty, on the outstanding balance at such time of the Escrow Account (or, if applicable, the Letter of Credit or the Guaranty) and the Surety Bond, free from any claim or right of any nature whatsoever of the CDS Provider. Such damages shall constitute the Company's sole and exclusive remedy with respect to such Material CDS Provider Default and no other remedy shall be available to the Company pursuant to Rule 16.4 of the Supplier Tariff or otherwise. A "Material CDS Provider Default" means any of the following events shall have occurred and be continuing with respect to the CDS Provider:

                (1) a Default pursuant to Rule 16.2(b), 16.2(c), 16.2(d) or 16.2(e) of the Supplier Tariff;

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                (2)  withdrawal by the CDS Provider under the circumstances described in Section 20 below (other than a withdrawal resulting from a material breach by the Company of its obligations under the Supplier Tariff or this Agreement);

                (3) failure by the CDS Provider to contribute additional funds to the Escrow Account, or otherwise post the requisite additional collateral in favor of the Company, if and to the extent required pursuant to the adjustment mechanism set forth on Exhibit E (except to the extent the amount of such additional funds is the subject of a good-faith dispute between the Parties), subject to the notice and cure provisions of Rule 16.3 of the Supplier Tariff; or

                (4) the unexcused and repeated failure of the CDS Provider to comply with the material terms of this Agreement or the Supplier Tariff (including Defaults pursuant to Rule 16.2(a) of the Supplier Tariff, except those resulting from events or circumstances that are not within the control of the CDS Provider, such as a change in law or regulation that renders the CDS Provider ineligible to perform its obligations under this Agreement (other than a change in law or regulation that is petitioned for or actively sought by the CDS Provider with the objective of reducing or eliminating its obligations hereunder)) and that has a material adverse effect on the Company;

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                     PROVIDED that the Company shall provide written notice of
                     such failure to the CDS Provider and the CDS Provider, in addition to any cure period provided in Rule 16.3 of the Supplier Tariff, shall have 10 days to cure any such failure.

     (c) THE PARTIES ACKNOWLEDGE THAT DAMAGES WITH RESPECT TO A MATERIAL CDS PROVIDER DEFAULT HEREUNDER ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION 18 CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS SUFFERED BY THE COMPANY AS A RESULT OF A MATERIAL CDS PROVIDER DEFAULT AND SUCH DAMAGES SHALL CONSTITUTE THE COMPANY'S SOLE AND EXCLUSIVE REMEDY THEREFOR.

     (d) Notwithstanding the foregoing Section 18(b), upon the occurrence of a Default that does not qualify as a Material CDS Provider Default, the Company's sole and exclusive remedy shall be as contemplated by Rule
          16.4 of the Supplier Tariff, including the right to draw on the Surety Bond pursuant to, and to the extent permitted under, Section 18(a).

     (e)  If requested by the Company, the CDS Provider shall deliver to the
          Company: (1) within 120 days following the end of each fiscal year, a copy of the CDS Provider's annual report containing audited consolidated

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          financial statements for such fiscal year; and (2) within sixty (60)
          days after the end of each of its first three fiscal quarters each fiscal year, a copy of the CDS Provider's quarterly report containing unaudited consolidated financial statements for such fiscal quarter. In all cases the statement shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles; PROVIDED, HOWEVER, that should any such statements not be available on a timely basis due to delay in preparation or certification, such delay shall not be considered a breach of this obligation by the CDS Provider so long as the CDS Provider diligently pursues the preparation, certification and delivery of the statements.

19. To the extent either Party is prevented by Force Majeure (as defined below) from carrying out, in whole or in part, its obligations under this Agreement and such Party (the "Claiming Party") gives notice and details of such Force Majeure to the other Party as soon as practicable, then the Claiming Party shall be excused for the duration of such Force Majeure from the performance of its obligations hereunder to the extent such performance is prevented thereby. Notwithstanding the foregoing, a Party's obligation to make payments of amounts due hereunder shall not be suspended or excused by reason of Force Majeure. "Force Majeure" means an event or circumstance which prevents a Party from performing its obligations under this Agreement, which event or circumstance was not anticipated, which is not within the reasonable control of, or the result of the negligence of, the Claiming Party, and which by the exercise of due diligence the

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     Claiming Party is unable to overcome or avoid. As to the CDS Provider,
     Force Majeure shall include any interruption, loss or deterioration of electric distribution services of the Company and/or the PJM Independent System Operator, and/or their electric lines, equipment, or systems. Force Majeure shall not include: (1) the CDS Provider's inability to economically procure electric generation supply; (2) the loss or failure of the CDS Provider's electric generation supply; or (3) the CDS Provider's ability to sell electric generation supply at a price greater than the CDS Prices.

20. Rule 13.3 of the Supplier Tariff is replaced in its entirety with the following provision: Except if such withdrawal is the result of a material breach by the Company of its obligations under the Supplier Tariff or this Agreement, the CDS Provider shall provide the Company with at least 90 days' notice of any withdrawal and the CDS Provider's withdrawal from providing CDS shall constitute a Material CDS Provider Default of its obligations under this Agreement, as set forth in Section 18 hereof. Upon any such withdrawal, the Company shall be entitled to draw upon the Surety Bond and Escrow Account (or Letter of Credit or Guaranty, as the case may be) in accordance with the provisions of Section 18 of this Agreement.

21. Rule 16.2 of the Supplier Tariff shall be deemed to be amended for purposes of this Agreement by adding the following to the list of material breaches by the CDS Provider: (f) CDS Provider's failure to post or maintain the required Surety Bond or fund or maintain the Escrow Account (or maintain the Letter of Credit or Guaranty, as the case may be) in accordance with
     Section 18 hereof. Without
     modifying Rule 16.2(d) and 16.2(e) of the Supplier Tariff with respect to their application to the CDS Provider, Rule 16.2 also shall be deemed to be amended for purposes of this Agreement by adding two situations (enumerated as subsections (g) and (h)) where the Company will be considered to have been in material breach by substituting "Company" in each place where the term "EGS" appears in Rule 16.2(d) and (e). Rule
     16.2 is further deemed to be amended by adding the following situation (enumerated as subsection (i)): (i) the failure of either the Company or the CDS Provider to pay when due any undisputed amounts owing to the other Party under the Supplier Tariff or this Agreement.

22. In the event of the termination of this Agreement by the CDS Provider following a Default by the Company, or as otherwise provided in Section 8 of this Agreement, the CDS Provider shall be entitled, if the Surety Bond shall have been furnished and/or the Escrow Account funded (or the Letter of Credit or Guaranty furnished, as the case may be), to terminate the Surety Bond and to the return of all collateral in the Escrow Account (or the release and extinguishment the Letter of Credit or the Guaranty, as the case may be), in each case without delay.

23. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, THE SUPPLIER TARIFF OR OTHERWISE TO THE CONTRARY, NEITHER PARTY (NOR ANY OF ITS RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS, MEMBERS, PARTNERS, MANAGERS OR EMPLOYEES) SHALL BE LIABLE TO EACH OTHER OR TO ANY OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING WITHOUT

     LIMITATION LOST PROFITS OR REVENUE) IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, THE SUPPLIER TARIFF OR OTHERWISE; PROVIDED THAT, EXCEPT AS PROVIDED IN SECTION 7 WITH RESPECT TO DELAYS IN THE ENROLLMENT OF CDS CUSTOMERS AND IN SECTION 18(b) WITH RESPECT TO A MATERIAL CDS PROVIDER DEFAULT, A PARTY SHALL NOT BE LIMITED FROM SEEKING ACTUAL, DIRECT DAMAGES TO WHICH THEY MAY BE ENTITLED.

24. Each Party hereto agrees to use reasonable good faith efforts to mitigate any damages it may suffer as a result of a Default by the other Party.

25. In addition to the provisions of Rule 19.4 of the Supplier Tariff, the CDS Provider may assign its interest in this Agreement to a wholly-owned affiliate upon 30 days' prior written notice to the Company; PROVIDED that the Company is reasonably satisfied that the various security obligations provided by Section 18 hereof remain in place or adequate substitutions are made therefor to the reasonable satisfaction of the Company and such assignment does not materially adversely affect the Company's operations or its ability to perform, or the cost of performing, its obligations under this Agreement; and PROVIDED FURTHER, that the CDS Provider shall provide, at its sole cost and expense, any notification to CDS Customers of such assignment as may be required.

26.  Representations, Warranties and Covenants.

     (a)  The CDS Provider hereby represents, warrants and covenants as follows:

          (i) the CDS Provider is in compliance, and will continue to comply, with all applicable obligations, requirements, rules and regulations, as established by the Supplier Tariff and the Company's Electric Service Tariff (in this latter case, to the extent such tariff is referenced in the Supplier Tariff) that are applicable to the CDS Provider as a result of serving customers located in the Company's service territory;

          (ii) the CDS Provider agrees to comply with: (A) those provisions of the standards of conduct applicable to licensees as set forth in 52 Pa. Code Section 54.43; and (B) the competitive safeguards and/or code of conduct set forth in 52 Pa. Code Section 54.122, consistent with the operational procedures relating thereto set forth in Exhibit A hereto; and

          (iii) the CDS Provider is licensed by the Commission to provide electric supply to customers in Pennsylvania and has satisfied, and will continue to satisfy, all other Commission requirements applicable to the CDS Provider.

     (b) The Company hereby represents, warrants and covenants that the customer information furnished to the CDS Provider and the Statistical Expert by the Company shall be complete and accurate and set forth a complete list of all of the Company's non-shopping residential customers as provided in Section 5 hereof.

     (c) Each Party hereby represents, warrants and covenants to the other Party as follows:

          (i) each Party's performance of its obligations hereunder has been duly authorized by all necessary action on the part of such Party and does not, and will not, conflict with, or result in a breach of, such Party's charter documents or bylaws or any indenture, mortgage, other agreement or instrument, or any statute or rule, regulation, order, judgment or decree of any judicial or administrative body to which such Party is a party or by which such Party or any of its properties is bound or subject; and

          (ii) this Agreement is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect that affect creditors' rights generally or by general principles of equity.

27. Each Party shall provide notice to the other Party at such time that it learns that any of the representations, warranties, or covenants in this Agreement have been violated.

28. Each Party agrees to execute and deliver all further instruments and documents, and take any further action that may be reasonably necessary to effectuate the purpose and intent of this Agreement. In addition, the Parties acknowledge that the CDS Prices do not reflect a margin or allowance for any additional cost, expense or obligation that may be incurred by the CDS Provider in the event that, pursuant to Section 3 or Section 16, any such cost, expense or obligation may be imposed on the CDS Provider during the CDS Term. If any such cost, expense or obligation is so incurred, the Company shall, upon the reasonable request of the CDS Provider and at the CDS Provider's sole expense, reasonably cooperate with the CDS Provider to attempt to reduce or ameliorate such additional cost, expense or obligation, including supporting or participating in a petition or other filing to the Commission seeking to modify the rules pertaining to, or eliminate the effect of, such cost, expense or obligation or to permit the recovery by the CDS Provider of all or a portion thereof, PROVIDED that such support or participation shall not require the Company to take or support a position that would be in conflict with, or otherwise violate, any Commission approved order, settlement or other agreement that applies to the Company.

29. Any notice or request made to or by either Party regarding this Agreement shall be made to the representative of the other Party as indicated below.

     To the Company:

      PECO Energy Company
      2301 Market Street/S4-4
      Philadelphia, PA 19101
      Attn.: Carlo Ciabattoni
      Title: Manager, Supplier Administration Group
      Telephone: (215) 841-4210
      Facsimile: (215) 841-4728
      Internet E-Mail: cciabattoni@peco-energy.com

     To the CDS Provider:

      The New Power Company, Inc.
      1 Manhattanville Road
      Purchase, NY 10577-2100
      Attn.: Monty Dolph
      Title: Vice-President
      Telephone: (914) 697-5123
      Facsimile: (914) 697-2412
      Internet E-Mail: mdolph@newpower.com

     All notices required to be made hereunder shall be in writing and shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the business day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next business day). Notice by overnight mail or courier shall be deemed to have been received two (2) business days after it was sent. A Party may change its address by providing notice of same in accordance herewith.

30. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

31. The Supplier Tariff, as modified hereunder to apply to the CDS Provider and as the same may be amended from time to time, is incorporated herein by reference and made a part hereof. In the event of a conflict between the terms of this Agreement and the terms of the Supplier Tariff, the terms of this Agreement shall control.

32. If the date on which a notice is due or a prescribed action is required to take place falls on a day that is not a business day, the date on which such notice or action shall be due shall be extended until the next succeeding business day.

33. Except as otherwise required by law or regulation, each Party shall notify the other Party prior to making or issuing any press release concerning the execution, filing or nature of this Agreement and coordinate the issuance of the same, PROVIDED that the nature and content of any such press release shall be within the discretion of the issuing Party.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Company and CDS Provider have caused this Agreement to be executed by their respective authorized officials.



PECO ENERGY COMPANY





By:    /s/ ELLEN M. CAVANAUGH
   -----------------------------------------------------------------------------
    Name: Ellen M. Cavanaugh    Title: Vice-President,              Date:
                                       Electric Supply
                                       & Transmission





THE NEW POWER COMPANY, INC.





By:    /s/ WILLIAM I JACOBS
   -----------------------------------------------------------------------------
    Name:  William I Jacobs     Title:  Chief Financial Officer     Date:

                                                                       EXHIBIT A

                             OPERATIONAL PROCEDURES

     (1) The CDS Provider shall prohibit disclosure of customer specific billing history or load information regarding CDS Customers to personnel of the CDS Provider or any company controlled by it or under common control ("affiliate"), vendors or agents who are engaged in marketing activities for EGS generation supply service.

     (2) Any marketing materials distributed in the Company's service territory by the CDS Provider or any of its affiliates that include an offer to provide EGS services will include a disclaimer distinguishing the provision of CDS from other services offered to such customers by the CDS Provider or its affiliates.

     (3) The CDS Provider will promptly refer requests from CDS Customers for information about electric generation suppliers to the Company.

     (4) The billing and customer care employees of the CDS Provider who perform such functions relating to CDS shall function independently from personnel performing those functions for its EGS or any affiliate.

     (5) The CDS Provider will formally adopt and implement the provisions in the Code of Conduct and this Exhibit A as company policy and will take appropriate steps to train and instruct its employees of their content and application.

                                                                       EXHIBIT B
                             CUSTOMER CARE FUNCTIONS



CUSTOMER CARE FUNCTIONS TO BE PERFORMED BY THE COMPANY

-  Preparation of Terms and Conditions for CDS
-  Billing
-  Credit
-  Collections and notices
-  Physical termination
-  Maintenance and repair of Company-owned meters
-  Reading of non-advanced Company-owned meters
- Administration of universal service programs (CAP, LIURP, CARES and Hardship)
- Call center activities related to meter reading, billing, switching requests, distribution system outages and emergencies, and discontinuance of service



CUSTOMER CARE FUNCTIONS TO BE PERFORMED BY THE CDS PROVIDER

-  Notifying CDS Customers of their selection for enrollment in CDS
- Responding to switch or service termination requests from the Company with respect to CDS Customers
- Call center activities related to CDS electric generation supply and pricing and CDS Customer inquiries directly related thereto
-  EDI/EDEWG transactions
-  Dispute resolution related to CDS electric generation supply

                                                                       EXHIBIT C

                                   CDS PRICES

        The CDS Price for a CDS Customer is determined by rate class as a percentage discount from the Company's "shopping credit" with respect to its retail customers during the applicable month of the CDS Term. The percentage discount, grouped by rate class, is shown on the table below.



            -----------------------------------------------------------
            RATE CLASS                            PERCENTAGE DISCOUNT
            -----------------------------------------------------------
            Rate Class R
            -----------------------------------------------------------
                    up to 500 kWh                        2.02%
            -----------------------------------------------------------
                    over 500 kWh - Winter                2.02%
            -----------------------------------------------------------
                    over 500 kWh - Summer                2.02%
            -----------------------------------------------------------
            Rate Class R - CAP 1 & CAP 2
            -----------------------------------------------------------
                    up to 500 kWh                        2.02%
            -----------------------------------------------------------
                    over 500 kWh                         2.02%
            -----------------------------------------------------------
            Rate Class RH
            -----------------------------------------------------------
                    up to 600 kWh - Winter               1.02%
            -----------------------------------------------------------
                    over 600 kWh - Winter                1.02%
            -----------------------------------------------------------
                    up to 600 kWh - Summer               1.02%
            -----------------------------------------------------------
                    over 600 kWh - Summer                1.02%
            -----------------------------------------------------------
            Rate Class RH - CAP 1 & CAP 2
            -----------------------------------------------------------
                    up to 500 kWh - Winter               1.02%
            -----------------------------------------------------------
                    over 500 kWh - Winter                1.02%
            -----------------------------------------------------------
                    up to 500 kWh - Summer               1.02%
            -----------------------------------------------------------
                    over 500 kWh - Summer                1.02%
            -----------------------------------------------------------
            Rate Class OP
            -----------------------------------------------------------
                    All kWh                              1.02%
            -----------------------------------------------------------


        As of the date of this Agreement, the CDS Prices resulting from the above table are as follows:



            -------------------------------------------------------------
            RATE CLASS                             CDS PRICE ((CENT)/kWh)
            -------------------------------------------------------------
                                                    2001    2002   2003
            -------------------------------------------------------------
            Rate Class R
            -------------------------------------------------------------
                    up to 500 kWh                   5.438   5.438  5.487
            -------------------------------------------------------------
                    over 500 kWh - Winter           5.438   5.438  5.487
            -------------------------------------------------------------
                    over 500 kWh - Summer           6.085   6.085  6.134
            -------------------------------------------------------------
            Rate Class R - CAP 1 & CAP 2
            -------------------------------------------------------------
                    up to 500 kWh                   5.467   5.467  5.487
            -------------------------------------------------------------
                    over 500 kWh                    5.438   5.438  5.487
            -------------------------------------------------------------
            Rate Class RH
            -------------------------------------------------------------
                    up to 600 kWh - Winter          5.711   5.711  5.751
            -------------------------------------------------------------
                    over 600 kWh - Winter           3.227   3.227  3.256
            -------------------------------------------------------------
                    up to 600 kWh - Summer          5.711   5.711  5.751
            -------------------------------------------------------------
                    over 600 kWh - Summer           6.404   6.404  6.453
            -------------------------------------------------------------
            Rate Class RH - CAP 1 & CAP 2
            -------------------------------------------------------------
                    up to 500 kWh - Winter          5.711   5.711  5.771
            -------------------------------------------------------------
                    over 500 kWh - Winter           2.752   2.752  2.781
            -------------------------------------------------------------
                    up to 500 kWh - Summer          5.711   5.711  5.751
            -------------------------------------------------------------
                    over 500 kWh - Summer           5.701   5.701  5.751
            -------------------------------------------------------------
            Rate Class OP
            -------------------------------------------------------------
                    All kWh                         1.712   1.712  1.732
            -------------------------------------------------------------


                                                                       EXHIBIT D

                            DATA EXCHANGE PROCEDURES

                                                                       EXHIBIT E

     ANNUAL ADJUSTMENT FORMULA FOR REQUIRED AMOUNT IN ESCROW ACCOUNT, LETTER
                     OF CREDIT, OR GUARANTY, AS APPLICABLE

As of December 3, 2001 and December 2, 2002 (the "Adjustment Date"), the amount required to be maintained in the Escrow Account (or, if applicable, guaranteed by the Guaranty or reflected in the Letter of Credit) pursuant to Section 18 of the Agreement shall be recalculated in accordance with the formula set forth below. Such recalculation shall become effective no later than five business days after such recalculation, at which time the CDS Provider shall either post any additional collateral required or a distribution shall be made to the CDS Provider of any collateral in the Escrow Account in excess of the recalculated required amount (or, if applicable, the amount guaranteed by the Guaranty or reflected in the Letter of Credit shall be adjusted). An example of such recalculation is attached hereto as Attachment 1 to Exhibit E. Notwithstanding the foregoing, or the results of any calculation from the formula below, in no event shall the amount required to be maintained in the Escrow Account (or, if applicable, guaranteed by the Guaranty or reflected in the Letter of Credit) pursuant to Section 18 of the Agreement exceed fifty million dollars ($50,000,000) or fall below ten million dollars ($10,000,000).

                   AMOUNT ($) REQUIRED FOR ESCROW = MCF - RER

Where:

CDS CUSTOMER LIST = a snapshot of the number and strata of customers being served by the CDS Provider, and used in the calculations of future energy supply ("L", as defined below) and PJM capacity obligations ("ICAP", as defined below). The values associated with the CDS Customer List shall be determined as follows:
For the December 3, 2001 determination, the CDS Customer List shall be the actual list of customers receiving CDS from the CDS Provider as of December 3, 2001; and for the December 2, 2002 determination, the CDS Customer List shall be the actual list of customers receiving CDS from the CDS Provider as of December 2, 2002, plus the additional customers who were selected in the supplemental assignment pursuant to Section 12 of the Agreement.

MCF = Market Cost Forecast ($)- the estimated all-in market cost to provide energy plus related services to all CDS Customers for the remaining full calendar years (I.E., both 2002 and 2003, or just 2003, as the case may be) contained within the term of the Agreement, determined pursuant to the following formula:
MCF = [ ( FP X LFP + BA + AS ) x L x LLA ] + ICAP

FP = Forward price ($/MWH) - broker price for a standard block of 7 x 24 firm energy at the PJM western hub, for the remaining full calendar years (I.E., both 2002 and 2003, or just 2003, as the case may be) contained within the term of the Agreement . This price shall be the mid-market number between bid and ask values solicited by a representative of the Company from Prebon (or another mutually acceptable broker) at 10 AM EST on the Adjustment Date. The CDS Provider shall have the option to call the broker simultaneously to confirm the "bid" and "ask" numbers received by the Company.

LFP = Load Following Premium (ratio) - a ratio representing the difference in energy price to serve load with a residential load shape compared to that for the standard block of energy used to determine FP, calculated as: LFP = LTC / ATC

The Load Following Premium looks back 24 months from the date of determination and calculates the additional cost to serve the scheduled hourly CDS load at actual hourly PECO zone Locational Marginal Price (LMP) compared to the price to serve a flat load at the same PECO zone LMPs. Because actual CDS customer load data is not available for this 24 month look back, the hourly load shapes used in this calculation will be as defined in "LH", the same as those used to calculate future CDS load responsibility "L", as defined below.

LTC = Average load-weighted hourly LMP for the PECO zone ($/MWH) - To determine
LTC: (i) calculate the cost of serving the modeled CDS load from the PJM spot market at the hourly LMP for the PECO zone for each hour of the previous 24 months by multiplying the hourly load (in MW) times the PECO zone LMP ($/MWH) for the same hour; (ii) sum all amounts calculated in (i) above; and (iii) divide the total dollars by the total hourly loads. The result will be the load weighted average LMP in $/MWH.

ATC = Around the Clock average PECO zone LMP for the same hours used in LTC calculation ($/MWH) - the simple arithmetic average of hourly PECO zone LMPs for the same 24 month period used to determine LTC above.

BA = Basis Adjustment ($/MWH) - the average difference over the past 24 months between the hourly LMP for the PJM western hub and the PECO zone, load weighted and including the same hours and load weighting methodology as for LTC, above.

AS = Ancillary Services cost ($/MWH) - the average cost of ancillary services billed to the Company by PJM over the past 12 months, adjusted for any rate changes announced by PJM. AS is calculated as the sum of ancillary service charges ($) to the Company for the Company's Default PLR Service load over the most recent 12 months for which data is available, divided by the total Default PLR Service load (MWH) for the same period.

ICAP - Capacity Obligations according to the PJM Reliability Assurance Agreement ($) - ICAP is calculated as the product of the total capacity obligation of the customers in the CDS Customer List (MW-days) for the remaining full calendar years (I.E., both 2002 and 2003, or just 2003, as the case may be) contained within the term of the Agreement and the market price for ICAP. The market price for ICAP shall be the mid-market number between bid and ask values solicited by a representative of the Company from broker TFS (or a mutually agreeable replacement) at 10 AM EST on the Adjustment Date. The CDS Provider shall have the option to call the broker simultaneously to confirm the "bid" and "ask" numbers received by the Company.

L = forecast of volume of energy to serve CDS Customers (MWH) - The volume of energy expected to be delivered to CDS Customers for the remaining full calendar years (I.E., both 2002 and 2003, or just 2003, as the case may be) contained within the term of the Agreement, calculated as: L = LR + LRH

LH = forecast of volume of energy to serve CDS Customers in individual hours
(MWH) - The volume of energy expected to be delivered to CDS Customers during a particular hour, calculated as: LH = LR(HOURLY) + LRH(HOURLY) This string of hourly values is needed in the calculation of LTC and BA, as defined above.

LLA = Standard line loss adjustment factor for all residential customers, used to account for the difference between forecast retail sales "L" and the associated wholesale energy supply requirement. LLA shall be applied in a manner consistent with Section 6.5 of the Supplier Tariff.

RER = Retail Estimated Revenue ($) - the expected generation service charges that would be collected from CDS Customers based on the Company's filed "price to compare" for the remainder of the term of the Agreement, adjusted for Gross Receipts Tax and excluding the portion of the price to compare associated with PJM Network Transmission Service. RER shall be calculated as: RER = [LR x PCR] + [LRH x PCRH]

LR = load forecast for CDS Rate R customers - LR is a forecast based on normal temperatures. It is calculated by summing the forecast loads for all Rate R customers in the CDS Customer List. The forecast load for each customer is calculated by applying 30 year historical average hourly temperatures for the Philadelphia region (supplied by the NOAA or other mutually acceptable source) into the appropriate PECO strata energy forecast model. LR summed over all customers and across all hours is used in the calculation of L.

LRH = load forecast for CDS Rate RH customers - LRH is a forecast based on normal temperatures. It is calculated by summing the forecast loads for all Rate RH customers in the CDS Customer List. The forecast load for each customer is calculated by applying 30 year historical average hourly temperatures for the Philadelphia region (supplied by the NOAA or other mutually acceptable source) into the appropriate PECO strata energy forecast model. LRH summed over all customers and across all hours is used in the calculation of L.

PCR = PECO Energy Price for Rate R customers - the expected generation service rate for Default PLR Service customers in Rate R, based on the unbundled unit rates (cents/kWh) contained in the Summary of Unbundled Revenue section of Appendix A to the Company's Electric Restructuring Settlement approved in Docket Nos. R-00973953 and P-00971265 on May 14, 1998, adjusted to remove the Gross Receipts Tax (GRT) component.

Such rates are as follows:



Rate R         Year          Generation     Adjusted to remove GRT @ 4.4%
                             (cents/kwh)                (cents/kwh)
               2002               5.09                           4.87
               2003               5.14                           4.91


PCRH = PECO Energy Price for Rate RH customers - the expected generation service rate for Default PLR Service customers in Rate RH, based on the unbundled unit rates (cents/kWh) contained in the Summary of Unbundled Revenue section of Appendix A to the Company's Electric Restructuring Settlement approved in Docket Nos. R-00973953 and P-00971265 on May 14, 1998, adjusted to remove the Gross Receipts Tax (GRT) component.

Such rates are as follows:



Rate RH        Year          Generation     Adjusted to remove GRT @ 4.4%
                             (cents/kwh)                (cents/kwh)
               2002               4.20                           4.02
               2003               4.23                           4.04
